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                                                                   EXHIBIT 10.15

                                 ADDENDUM TO THE

                           FIRST AMENDED AND RESTATED

                 LICENSE, MAINTENANCE AND DISTRIBUTION AGREEMENT

         This ADDENDUM to the FIRST AMENDED AND RESTATED LICENSE, MAINTENANCE AND DISTRIBUTION AGREEMENT (the "Addendum"), effective as of June 2, 2001 (the
                                 --------
"Addendum Date") by and between Reuters Limited, a company organized under the
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laws of England and Wales, with offices at 85 Fleet Street, London EC4P 4AJ,
United Kingdom ("Reuters") and TIBCO Finance Technology, Inc., a Delaware
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corporation, with offices at 3375 Hillview Avenue, Palo Alto, California 94304
("TFT"), on the one hand, and TIBCO Software, Inc., a Delaware corporation, with
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offices at 3165 Porter Drive, Palo Alto, CA 94304 ("TSI"), on the other, amends
                                                    ---
and modifies that certain FIRST AMENDED AND RESTATED LICENSE, MAINTENANCE AND DISTRIBUTION AGREEMENT dated as of May 28, 1999 by and between Reuters, TFT and TSI (the "Agreement") pursuant to Section 12.13 of the Agreement.
          ---------

         WHEREAS, Reuters, TFT and TSI desire to amend certain elements of the Agreement and create certain additional rights and obligations between the Parties, on the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the Parties hereto agree as follows:

1. Construction. All capitalized terms, unless otherwise defined herein, shall
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have the meanings set forth in the Agreement. All rules of construction and other governing provisions set forth in the Agreement shall also apply to this Addendum, provided that the terms of this Addendum shall prevail over any conflicting terms of the Agreement. Except as set forth herein, all of the terms of the Agreement shall remain in full force and effect.

2. License Fees. The first sentence of Section 6.3(b) of the Agreement is hereby
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modified in part to read as follows: "...a license fee in respect of TSI
Products equal to (i), in the case of license and maintenance revenues attributable to TSI Products that were sold or licensed by Reuters (or such Reuters Affiliate) prior to the Addendum Date, 40% (or such lower rate as is expressly provided in Section 6.6) or (ii), in the case of license and maintenance revenues attributable to TSI Products that were sold or licensed by Reuters (or such Reuters Affiliate) on or after the Addendum Date, 60% (or such lower rate as is expressly provided in Section 6.6) of the license and maintenance revenues...", thereby replacing the language that previously read:
"...a license fee in respect of TSI Products equal to 40% (or such lower rate as is expressly provided in Section 6.3(a) or Section 6.6) of the license and maintenance revenues...". In addition, the second sentence of Section 6.3(b) of the Agreement, which begins "However, if either of the Reuters Parties or any of their Affiliates...", shall be deleted. In all

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other respects, such license and maintenance fees shall be calculated on the terms set forth in Section 6.3(b) of the Agreement, the balance of which remains unchanged.

3. Guaranteed Annual Minimums. During the Addendum Term, Reuters shall pay TSI
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minimum annual license and maintenance fees in respect of license and maintenance revenue recognized by the Reuters Parties in respect of Revenue-Sharing Products of $20 million during each of year 2001 and year 2002 (and, if this Addendum is extended without modification, $20 million in 2003 and escalating thereafter to 110% of the prior year's minimum), such minimum annual license and maintenance fees to be calculated and paid according to the terms and subject to the conditions of Section 6.3(a) of the Agreement provided, however, that only during the Addendum Term, none of the terms and conditions set forth in the second paragraph of Section 6.3(a) of the Agreement, and subsections (1), (2) and (3) thereof, shall be applicable to the Parties, including Reuters option to elect not to pay the minimum annual license and maintenance fees after year 2001.

4. Dedicated TSI resources. The Parties acknowledge that Section 5.2(b) of the
   -----------------------
Agreement requires TSI to maintain, during any period in which minimum license fees are payable pursuant to Section 6.3 of the Agreement, at least ten (10) dedicated full-time employees around the world that are dedicated to providing Reuters and its Affiliates with technical, pre-sales, post-sales and administrative support in connection with their sales and support of the TSI Products. During any period in which minimum license fees are payable pursuant to Section 6.3 of the Agreement, TSI shall: (i) increase such staffing commitment to 11 dedicated full-time employees during year 2001 and thereafter continue to provide a minimum of 11 dedicated full-time employees during each year; provided that Reuters continues to pay minimum annual license fees pursuant to Section 6.3 of the Agreement, and (ii) increase its commitment, effective at the end of each calendar year, by one dedicated full-time employee for each $4 million in license and maintenance fees paid to TSI in excess of the applicable annual guaranteed minimum license and maintenance fees during such year (e.g., if Reuters pays $28 million in license and maintenance fees to TSI for 2001, TSI shall dedicate 13 full-time employees to Reuters in 2002). TSI and Reuters agree that, except as they otherwise may mutually agree hereafter, the geographic distribution of such 11 dedicated employees shall be as follows:

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                RAM                                 3
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                CEMA                                3
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                UKI                                 1
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                Asia/Pacific                        1
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                Japan                               1
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                Palo Alto                           2
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                Total                              11
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The geographic distribution of any additional dedicated full-time employees beyond the minimum 11 dedicated full-time employees hereafter to be provided by TSI shall be as mutually agreed by Reuters and TSI. Except for individuals based in Palo Alto, the dedicated full-time employees shall be based in Reuters premises.

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5. Internal Use and Associated Maintenance. Reuters has and hereafter shall have
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a perpetual, irrevocable, non-exclusive, non-transferable, royalty-free, worldwide license (which may be assigned or sublicensed by Reuters as provided in Section 2.9 or Section 12.6 of the Agreement), under all TSI Intellectual Property Rights arising prior to December 31, 2011, to use, for Reuters' internal use only, all of TSI's software products (i.e., all software titles that are or have been listed on TSI's standard price list during the period between the Original Effective Date and December 31, 2011) that are generally released prior to December 31, 2011; provided that, in the case of software products or other Technology that is incorporated in any such products, no license is granted to Reuters with respect thereto if a payment of royalties or other consideration to a third party is required in connection with any such license unless Reuters agrees in writing to be responsible for all such royalties and consideration. During the Addendum Term, TSI shall provide Reuters and its Affiliates with maintenance and support for Reuters' and Affiliates' internal use of all such TSI software products as permitted hereunder, including without limitation with respect to any such TSI software products Embedded in Reuters (or any of its Affiliates) products or services, in accordance with TSI's standard Silver support and maintenance terms and conditions (attached as Exhibit 1)(such maintenance and support so provided by TSI is referred to as the "TSI Support for Reuters Internal Use"); provided that Reuters shall pay TSI maintenance fees ("Reuters Internal Support Fees") of $1.17 million for the remainder of year 2001 and $2 million per annum thereafter for such maintenance and support. Payment of the Reuters Internal Support Fees for such maintenance and support for the remainder of 2001 shall be due and payable net 30 days from TSI's invoice therefor, and, thereafter, the Reuters Internal Support Fees shall be paid on a semi-annual basis (with each semi-annual maintenance period commencing on January 1 or July 1) and shall be due and payable 30 days in advance of such semi-annual period. Following expiration of the Addendum Term, until December 31, 2011, and subject to the payment by Reuters of an annual Reuters Internal Support Fee equal to $2 million multiplied by the ratio of the Consumer Price Index for the last complete calendar year divided by the Consumer Price Index for 2001, payable semi-annually as set forth above, TSI shall continue to provide Reuters with such maintenance and support on the foregoing terms and conditions for all such internal use by Reuters of all such TSI software products; provided that Reuters, in its sole discretion, may elect, effective upon six months' prior written notice to TSI, to terminate such maintenance and support to Reuters. After December 31, 2011, at the election of Reuters, TSI shall continue to provide Reuters with maintenance and support on the then current terms and conditions for the highest level of maintenance and support then generally offered by TSI for all such internal use by Reuters of all such TSI software products; provided that the Reuters Internal Support Fee that is payable by Reuters in consideration of such maintenance and support after December 31, 2011 shall be negotiated in good faith by TSI and Reuters, but in all events shall be no greater than the maintenance and support fee then charged by TSI to its most favored customers in connection with comparable deployments of TSI products based on enterprise-wide licenses. For purposes of this Addendum, "Consumer Price Index" shall mean the annual average Consumer Price Index computed by the United States Bureau of Labor Statistics for all urban consumers (CPI-U), U.S. city average, all items, index base period (1982-1984=100). Nothing in this Section 5 limits or otherwise changes or shall be deemed to limit or otherwise change, in any respect, the scope of the license granted by TSI to Reuters under TSI Intellectual Property Rights in Section 2.6(a) of the Agreement.

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6.  Systems Integrators.
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       6.1 The Parties desire to work closely on sales of TSI Products and services that are made to Financial Services Companies through Third Party Resellers (including system integrators), and to cooperate to promote Reuters as the preferred channel for such sales. Accordingly, TSI shall use commercially reasonable efforts to assist Reuters in building relationships with systems integrators for the purpose of channeling future license and support business with Financial Services Companies through Reuters, including discussing potential opportunities and providing each other relevant information. For avoidance of doubt, while TSI will assist Reuters in establishing relationships with systems integrators for sales to Financial Service Companies in accordance with the above, TSI will not be required to notify Reuters on a transaction-by-transaction basis with respect to each contact TSI may make with a system integrator. All revenues generated by Reuters from sales of TSI Products and services to Financial Services Companies through Third Party Resellers shall be subject to the license fees set forth in Section 6.3(b) of the Agreement, as amended by Section 2 of this Addendum.

       6.2 In all transactions between Reuters and a Third Party Reseller with whom TSI has an agreement that sets forth a finders fee or referral fee structure based upon sales of TSI Products and services generated by that Third Party Reseller, Reuters shall pay, in respect of any such sales of TSI Products that Reuters consummates, the finders or referral fee due to the relevant Third Party Reseller that would have otherwise have been owed by TSI had TSI made sales generated by such Third Party Reseller; provided that TSI has informed Reuters in writing, prior to such sales, as to the referral fee rates. For example, TSI has referral arrangements with systems integrators pursuant to which TSI pays a 10% (25% in the case of Accenture) finder's fee, which Reuters will honor. This Section 6.2 is conditional upon TSI providing Reuters with a complete list of all such agreements that TSI has with such Third Party Resellers and a summary of the provisions of each such agreement that could affect the obligations of TSI to which Reuters would be subject pursuant to this
Section 6.2, including without limitation the duration of such agreement, the referral fee rates payable and the discount levels that may be granted.

       6.3 Section 2.5(b) of the Agreement is hereby amended as follows: "TSI Products that are Licensed Products" shall be replaced by "Revenue-Sharing Products", and "shall be split equally between Reuters and TSI on a 50/50 basis" shall be replaced by "shall be split 40% to Reuters and 60% to TSI, after deduction of any finder or referral fee paid by TSI therefor".

       6.4 Nothing in this Section 6 shall be deemed to restrict TSI's rights to provide TSI Products and services to Third Party Resellers servicing Financial Services Companies, but only to the extent permitted by the Agreement.

7.  Insurance Industry.
    ------------------

       7.1 Notwithstanding anything set forth in the Agreement, TSI shall have certain rights to market, sell and distribute TSI Products and related services to Prospects in accordance with the methods of engagement set forth in this
Section 7. For the purposes of this Addendum, a "Prospect" shall mean a
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potential customer as to which TSI has good faith plans to actively pursue sales of TSI Products in a particular location and that is an insurance company that constitutes a Financial Services Company, and

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a "Reuters Client" shall mean either a Prospect that, at the time in question,
   --------------
has an existing commercial relationship with Reuters, or a Prospect with whom Reuters has existing good faith plans to actively pursue sales of TSI Products. When TSI identifies a Prospect, TSI shall provide Reuters with the details of such lead, including the proposed location of that Prospect. Reuters and TSI shall then promptly mutually agree upon the method for engaging that Prospect as follows:

         (a) If a Prospect identified by TSI is a Reuters Client, Reuters may decline TSI's request to sell to such Reuters Client, and any revenues generated by the sale of TSI Products by Reuters (or any Reuters Affiliate) to such Reuters Client shall be subject to the license fees set forth in Section 6.3 of the Agreement, as amended by Section 2 of this Addendum.

         (b) If a Prospect identified by TSI is not a Reuters Client, Reuters may elect to actively participate in the sales process with the Prospect, in which case Reuters and TSI shall jointly market and sell the TSI Products to the Prospect in the applicable location. Reuters shall actively support TSI in the sales process for that Prospect. TSI shall be primarily responsible for closing any sales with the Prospect in the applicable location and shall be responsible for providing maintenance services, if any, to that Prospect. TSI shall pay to Reuters, on a quarterly basis, a license fee equal to 40% of the license revenues received from such Prospect and recognized by TSI in accordance with GAAP (less any discounts not already deducted from revenues and less any withholding taxes included in such revenue), for the licensing of TSI Products, provided that any revenues derived from such Prospect that are properly attributable to the provision of maintenance or other services shall be retained 100% by TSI with no accounting or payment to Reuters. Reuters will continue to receive 40% of future net license revenues (calculated and paid as set forth in the preceding sentence) received from such Prospect for additional licenses to the TSI Products over the 18 months immediately following the initial contract date with such Prospect. At TSI's request, Reuters shall actively support TSI in selling any such additional licenses. No revenue generated from the sale by TSI of TSI Products to Prospects as permitted by this Section 7.1(b) shall count against the annual guaranteed minimum license and maintenance fees due from Reuters to TSI.

         (c) If a TSI Prospect is not a Reuters Client, and Reuters does not elect to participate in the sales process with the Prospect as set forth in
Section 7.1(b) above, then TSI may pursue the Prospect in the applicable location without Reuters participation. TSI will receive and retain any and all revenues it receives from such Prospect with no accounting or payment to Reuters. TSI will be responsible for providing support and maintenance to any such Prospect, and TSI may continue to sell to that Prospect in such location without requesting additional approval from Reuters. However, in no event will any revenue generated from the sale by TSI of TSI Products to Prospects as permitted by this Section 7.1(c) be credited toward the annual guaranteed minimum license and maintenance fees due from Reuters to TSI. For the avoidance of doubt, the right of TSI to pursue a Prospect without Reuters participation pursuant to this Section 7.1(c) shall not permit TSI to pursue sales of TSI Products that are intended to be used primarily in specific locations other than the location identified by TSI as the proposed location for that specific Prospect as set forth above.

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         (d) Notwithstanding the foregoing, if a Prospect that TSI is permitted to pursue in accordance with Sections 7.1(b) or (c) above is a member of a group of related or affiliated companies that include a Person (other than such Prospect) that is engaged in or that operates a financial services business (an "Affiliated FSC Entity"), TSI shall be permitted to sell to such Prospect in accordance with Sections 7.1(b) or (c) only if such Prospect shall have entered into a binding written agreement that provides that such Prospect shall not, directly or indirectly, provide access to any TSI Products licensed by TSI to such Prospect to any Affiliated FSC Entity.

         (e) The right granted to Reuters to engage its external auditor to audit the books and records of TSI pursuant to Section 12.3 of the Agreement for purposes of verifying the calculation of the amounts payable by TSI to Reuters Parties pursuant to Section 2.5 of the Agreement shall also apply to amounts payable by TSI to Reuters pursuant to Section 7.1(b) above.

         (f) Prior to the execution and delivery of this Addendum, TSI has disclosed in writing to Reuters all of TSI's Prospects as of the Addendum Date. TSI represents and warrants to Reuters that, to TSI's knowledge, such list is a true and correct list of all of TSI's Prospects as at the Addendum Date.

    7.2 Nothing in this Section 7 shall be deemed to limit Reuters' right to pursue Prospects in the insurance industry in accordance with the Agreement other than those Prospects that Reuters and TSI agree TSI may pursue in accordance with Section 7.1 hereof.

8.  Product Management and Support. In an effort to improve customer support for
    ------------------------------
TSI Products, the Parties will work together to implement a coordinated product management and support infrastructure. To accomplish this, the Parties will: (i) structure the customer support process to enable greater cooperation between TSI and Reuters regional offices allowing Reuters regional support centres to contact TSI support centres (both regional and Palo Alto) directly, as described in the Service Level Agreement in the form attached hereto as Exhibit 2 (the "SLA") and by this reference incorporated herein and made a part hereof, (ii) increase the number of Reuters product management personnel working directly with TSI's product management structure to up to six persons to better coordinate product plans and related knowledge and (iii) increase the number of Reuters personnel assigned to the TSI product support group to up to five persons to better increase Reuters internal product knowledge and to add more financial domain knowledge to the TSI product support group. These product management and support arrangements are further illustrated in the SLA. For avoidance of doubt, the individuals described in this Section 8 are additional to and separate from those described in Section 4.

9.  Service Level Agreement. Concurrently herewith, the Parties are entering
    -----------------------
into the SLA to address such issues as customer support, maintenance, training, deliverables and product obsolescence, for the purpose of providing Reuters increased visibility into TSI's plans with respect to the evolution of new and existing products, as well as backwards compatibility and migration capabilities of TSI Products.

10. Pipeline Review. The Parties agree to adopt a pipeline review process
    ---------------
whereby they will share information about current sales prospects and sales cycles at regional meetings to be held no less frequently than once every six weeks and global meetings to be held no less frequently than once each quarter. Each Party shall nominate the appropriate individuals to attend such meetings.

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11. Joint Marketing. Reuters and TSI will work together and cooperate in
    ---------------
pursuing mutual joint marketing and branding efforts in the financial service industry. Such marketing efforts and the funding will be agreed on a case-by-case basis and discussed at the quarterly relationship and strategic review meetings.

12. Joint Cultivation of IT Suppliers. TSI and Reuters will work together to
    ---------------------------------
discuss opportunities for leveraging Reuters purchasing power from IT product and service providers to motivate them to embed and/or support TSI products in their own offerings, including, where appropriate, inviting Vivek Ranadive and/or senior TSI executives to participate in the relevant Reuters IT advisory board.

13. Term, Termination and Renewal. This Addendum shall be effective on the
    -----------------------------
Addendum Date and continue through the 31/st/ day of December 2002 unless earlier terminated or extended in accordance with this Section 13 (the "Addendum Term"). If either Reuters or TSI materially breaches this Addendum, and such material breach remains uncured for 30 days following notice to the breaching Party, the non-breaching Party may elect in writing to terminate this Addendum. Prior to the end of the Addendum Term, the Parties shall meet to determine the needs of the business relationship and to review progress under this Addendum, at which time the Parties may elect to renew this Addendum for an additional mutually agreed period or to enter into another addendum or amendment to the Agreement. Upon any termination or expiration of this Addendum, the relationship between the Parties shall revert to being governed by the pre-existing terms of the Agreement without giving any effect to this Addendum. Notwithstanding the foregoing, Sections 4 and 5 of this Addendum shall survive indefinitely the expiration or termination of this Addendum for any reason. At any time prior to 30 September 2002, Reuters may elect, upon notice to TSI, to not pay the minimum annual license fees set forth in Section 6.3(a) of the Agreement for calendar year 2003, in which case the provisions of subsections (1), (2) and (3) of
Section 6.3(a) shall take effect as of 1 January 2003, and this Addendum shall terminate on 31 December 2002 without any right of renewal.

14. Ratification. Except as specifically modified and amended by this Addendum,
    ------------
the Agreement is ratified and affirmed by the Parties hereto. This Addendum is incorporated into and made a part of the Agreement.

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         IN WITNESS WHEREOF, the Parties hereto have caused this Addendum to be signed by their respective duly authorized officers or representatives as of the date first above written.

REUTERS LIMITED                              TIBCO SOFTWARE, INC.

By: _________________________________        By: _______________________________

Name: _______________________________        Name: _____________________________

Title: ______________________________        Title: ____________________________

TIBCO FINANCE TECHNOLOGY, INC.

By: _________________________________

Name: _______________________________

Title: ______________________________

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